Exhibit 5.1

ELVINGER HOSS PRUSSEN

société anonyme

ELVINGER HOSS

Luxembourg Law

To the Board of Directors

of Adecoagro S.A.

6, rue Eugène Ruppert,

L-2453 Luxembourg

Luxembourg, 3 April 2017

O/Ref. : TH/jav

Re : Adecoagro S.A. - Form S-8 Registration Statement- Restricted Share Plan

Ladies and Gentlemen,

We have, as Luxembourg counsel, been asked by Adecoagro S.A., société anonyme, having its registered office at 6 rue Eugène Ruppert, L-2453 Luxembourg, registered with the Registre de Commerce et des Sociétés under number R.C.S. Luxembourg B 153.681, (the “Company”) in connection with the filing of Registration Statement on Form S-8 (the “Registration Statement”) in relation to 990,040 additional shares of the Company to be issued pursuant to the Third Amended and Restated Adecoagro Restricted Share and Restricted Stock Unit Plan (the “Restricted Plan”) and have been asked by the Company to issue the current legal opinion in connection with the additional 990,040 additional shares of the Company which may be issued pursuant to the Restricted Plan (the “Plan Shares”).

We have reviewed, and relied on, the following documents: (a) the consolidated articles of incorporation of the Company as at 20 April 2016, (b) the notarial deeds recording (i) the minutes of the extraordinary general meeting of shareholders of the Company of 30 October 2010 (and the rectification thereof of 7 January 2011), (ii) the minutes of the general meeting of shareholders of the Company of 10 January 2011 (which inter alia determined the authorized unissued share capital of the Company and authorized the board of directors to issue shares of

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the Company and in this respect waive any preferential or pre-emptive subscription rights of existing shareholders) and the related report by the board of directors as to the waiver of preferential or preemptive subscription rights, (iii) the minutes of the extraordinary general meeting of shareholders of 24 January 2011 (which inter alia resolved on a reverse stock split whereby the nominal value of the Company shares was changed from USD1 to USD1.5, and confirmed the authorized share capital of the Company and the related authorization to the board of directors) and the related report by the board of directors as to the waiver of preferential or pre-emptive subscription rights; the minutes of the extraordinary general meeting of shareholders of 20 April 2016 (which inter alia renewed the authorised un-issued share capital and the authorisation of the board of directors of the Company to issue shares of the Company and in this respect waive any preferential or pre-emptive subscription rights of existing shareholders) and the related report of the board of directors as to the waiver of preferential or pre-emptive rights; (c) the resolutions of the Board of Directors of the Company of 28 October 2010, of 10 January 2011, of 11 November 2011, of 13 May 2014, of 17 March 2015, of 15 March 2016 and of 17 March 2017 on inter alia the Restricted Plan and the authorisation of the issue of the Plan Shares (the “Resolutions”), and (d) the Registration Statement as well as such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

For the purposes of the present opinion we have assumed (i) the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolutions, decisions, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Restricted Plans and/or issue the Plan Shares; (vi) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (vii) that upon issue of any Plan Shares the Company will receive payment of an issue price at least equal to the nominal value thereof; (viii) that there will be no amendments to the authorised share capital of the Company which would adversely affect the issue of the Plan Shares and the conclusions stated in this opinion, (ix) that on the date of issuance of any of the Plan Shares the Company will have a sufficient authorised but unissued share capital with the relevant authorisation to waive any preemptive subscription rights and that the Plan Shares are available for issue under the Restricted Plan.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of gestion contrôlée, concordat, faillite, bankruptcy, moratorium (sursis de paiement) and other, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation or similar laws affecting creditors’ rights generally.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

• The Plan Shares, once duly subscribed to and fully paid and issued in accordance with the Resolutions and the Restricted Plan, will be validly issued, fully paid and non assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Plan Shares by the Company pursuant to the Restricted Plan and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

ELVINGER HOSS PRUSSEN
société anonyme

/s/ Toinon Hoss
By: Toinon Hoss